EXHIBIT 99.1

NEWS RELEASE

For Release on August 8, 2013	Contact: Steven D. Lance
4:00 PM (ET)	Vice President of Finance/Chief Financial Officer

slance@gigatronics.com

(925) 302-1056

Giga-tronics Reports First Quarter Results

San Ramon, CA – August 8, 2013 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today net sales of $3.0 million for the first quarter of fiscal 2014, an increase of 9% when compared to net sales of $2.8 million in the fourth quarter of fiscal 2013. The increase in net sales is primarily due to the Micosource business units’ progress on long term contracts from a large aerospace company. Net sales decreased 25% in the first quarter of fiscal 2014 when compared to $4.1 million for the first quarter of fiscal 2013. The decrease in net sales is primarily due to the timing of orders associated with the Signal Generator product line.

Gross margins for the first quarter of fiscal 2014 were $1.1 million, an increase of 17% when compared to gross margins of $960,000 in the fourth quarter of fiscal 2013. The increase in gross margins is primarily due to the increase in higher margin sales from the Micosource business unit. Gross margins decreased 31% from the first quarter of fiscal 2013 to the first quarter of fiscal 2014 due to lower net sales and lower utilization of fixed factory overhead.

In April 2013 the Company completed the sale of the Giga-tronics Division product line known as SCPM for $1.0 million to Teradyne Inc., and recorded a net gain on sale of $816,000 in the first quarter of fiscal 2014. The Company received initial cash proceeds of $800,000 of from the sale in the first quarter of fiscal 2014, and an additional $50,000 (less associated costs of $34,000) was earned during the first quarter. Also, the Company expects to receive an additional $150,000 later in the year after satisfaction of certain hold back requirements under the terms of the agreement.

Net loss for the first quarter of fiscal 2014 was $681,000, compared to a net loss of $1.6 million in the fourth quarter of fiscal 2013. The decrease in net loss is primarily due to the gain from the SCPM product line sale to Teradyne Inc. Net loss decreased 4% from the first quarter of fiscal 2013 to the first quarter of fiscal 2014 primarily due to the SCPM product line sale to Teradyne Inc., which was mostly offset by lower net sales in the first quarter of fiscal 2014.

In July 2014 Giga-tronics completed a securities purchase agreement with Alara Capital AVI II, LLC (“Alara”) that yielded gross proceeds of $858,000. Alara purchased approximately 5,112 shares of a new Class D convertible voting perpetual preferred stock at a price of $143.00 per share. Alara also acquired a warrant to purchase up to 511,186 additional shares of common stock in the future at an exercise price of $1.43 per share. In addition, an existing warrant to purchase 506,219 shares of common was cancelled, and a new warrant to acquire the same number of shares in the future at an exercise price of $1.43 per share was issued.

Mr. John Regazzi, the Company’s CEO stated, “I’m pleased to see the quarter to quarter growth in net sales and gross margin, due in large part to the progress we are making with Microsourse’s long term aerospace contracts.

Mr. Regazzi concluded, “The recent cash raised from the product line sale to Teradyne Inc. and the preferred stock to Alara allows us to continue to invest heavily in engineering associated with our new product platform, which we believe is essential for the company to achieve future top line growth and ultimately profitability.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (855) 410-0553 or (646) 583-7389, and enter PIN Code 740505#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations.” The conference call discussion reflects management’s views as of August 8, 2013.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, future expense reductions, development of products, future growth, shareholder value, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 30, 2013, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	June 29, 2013	March 30, 2013
Assets
Current assets:
Cash and cash-equivalents	$778	$1,882
Trade accounts receivable, net of allowance of $37 and $35, respectively	1,787	1,666
Inventories, net	4,493	4,560
Prepaid expenses and other current assets	460	501
Total current assets	7,518	8,609
Property and equipment, net	788	751
Total assets	$8,306	$9,360
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$-	$577
Accounts payable	938	788
Accrued commission	41	93
Accrued payroll and benefits	966	1,047
Accrued warranty	93	114
Deferred revenue	1,795	2,278
Deferred rent	87	81
Capital lease obligations	67	66
Other current liabilities	254	298
Total current liabilities	4,241	5,342
Long term obligation - line of credit	891	280
Long term obligations - deferred rent	320	341
Long term obligations - capital lease	72	89
Total liabilities	5,524	6,052
Commitments and contingencies	-	-
Shareholders' equity:
Convertible Preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at June 29, 2013
and March 30, 2013 issued and outstanding	-	-
Series B - designated 10,000 shares; 9,997 shares at June 29, 2013 and March 30, 2013 issued and outstanding;
(liquidation preference of $2,309)	1,997	1,997
Series C - designated 3,500 shares; 3,424.65 shares at June 29, 2013 and March 30, 2013 issued and outstanding;
(liquidation preference of $500)	457	457
Series D - designated 6,000 shares; 0 shares at June 29, 2013 and March 30, 2013 issued and outstanding;
(liquidation preference of $143 per share)	-	-
Common stock of no par value;
Authorized - 40,000,000 shares; 5,181,247 shares at June 29, 2013
and 5,079,747 at March 30, 2013 issued and outstanding	15,287	15,132
Accumulated deficit	(14,959)	(14,278)
Total shareholders' equity	2,782	3,308
Total liabilities and shareholders' equity	$8,306	$9,360

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands except per share data)	June 29, 2013	March 30, 2013
Net sales	$3,037	$2,778
Cost of sales	1,913	1,818
Gross margin	1,124	960

Engineering	1,106	1,123
Selling, general and administrative	1,313	1,273
Restructuring	195	135
Total operating expenses	2,614	2,531

Operating loss	(1,490)	(1,571)

Gain on sale of product line	816	-
Other income	8	11
Interest expense, net	(13)	(10)
Loss before income taxes	(679)	(1,570)
Provision for income taxes	2	-
Net loss	$(681)	$(1,570)

Loss per common share - basic	$(0.13)	$(0.31)
Loss per common share - diluted	$(0.13)	$(0.31)

Weighted average shares used in per share calculation:
Basic	5,052	5,030
Diluted	5,052	5,030

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands except per share data)	June 29, 2013	June 30, 2012
Net sales	$3,037	$4,058
Cost of sales	1,913	2,428
Gross margin	1,124	1,630

Engineering	1,106	933
Selling, general and administrative	1,313	1,310
Restructuring	195	92
Total operating expenses	2,614	2,335

Operating loss	(1,490)	(705)

Gain on sale of product line	816	-
Other income	8	-
Interest expense, net	(13)	-
Loss before income taxes	(679)	(705)
Provision for income taxes	2	2
Net loss	$(681)	$(707)

Loss per common share – basic	$(0.13)	$(0.14)
Loss per common share – diluted	$(0.13)	$(0.14)

Weighted average shares used in per share calculation:
Basic	5,052	5,030
Diluted	5,052	5,030